UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):     June 30, 2017

BIOLIFE SOLUTIONS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-36362	94-3076866
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3303 Monte Villa Parkway, Bothell, WA	98021
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:     (425) 402-1400

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 3.02	Unregistered Sales of Equity Securities.

On June 30, 2017, BioLife Solutions, Inc. (the “Company”) and WAVI Holding AG, a principal stockholder of the Company (“WAVI”), agreed to exchange the Company’s previously issued promissory note (the “Note”) in the name of WAVI in the amount of $4,250,000 including principal and accrued interest thereon through June 1, 2017 for 4,250 shares of the Company’s newly designated Series A Preferred Stock (the “Series A Preferred Stock,” and the exchange transaction, the “Exchange”). The Exchange is anticipated to close prior to July 7, 2017. For a discussion of the terms of the Series A Preferred Stock, please see Item 5.03 below which is incorporated by reference herein. The Exchange is exempt from registration pursuant to Section 3(a)(9) of the Securities Act of 1933, as amended.  As a result of the Exchange, the Note has been deemed immediately canceled and the Company no longer has any obligations under the Note. There is no additional consideration payable in connection with the Exchange.

On July 5, 2017, the Company issued a press release announcing the Exchange. A copy of the press release is attached hereto as Exhibit 99.1 and incorporated by reference herein.

Item 5.03	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On July 5, 2017, the Company filed its Certificate of Designations, Preferences and Rights of Series A Preferred Stock (the “Certificate of Designations”) with the Secretary of State of Delaware. The Certificate of Designations provides that the Company may issue up to 4,250 shares of Series A Preferred Stock at a stated value (the “Stated Value”) of $1,000 per share. Holders of Series A Preferred Stock are entitled to the following rights and preferences:

Dividends

The Series A Preferred Stock holders are entitled to receive cash dividends at a rate per share (as a percentage of the Stated Value per share) of 10% per annum. Dividends are payable quarterly in cash from legally available funds and accrue daily.

Voting; Ranking

The Series A Preferred Stock do not contain any voting rights other than as required by law. However, as long as there are any shares of Series A Preferred Stock outstanding, the Company will not, without the approval of a majority of the then outstanding shares of Series A Preferred Stock, (i) alter or amend the Certificate of Designations, (ii) authorize or create any class of equity securities ranking as to distribution of assets upon a liquidation senior to the Series A Preferred Stock, (iii) enter into, create, incur, assume or suffer to exist any indebtedness for borrowed money, except purchase money indebtedness, that by its terms is expressly senior in right of payment to the Company’s obligations to the holders of Series A Preferred Stock, or (iv) enter into any agreement with respect to the foregoing.

Redemption

The Company has the right to redeem for cash the outstanding Series A Preferred Stock along with accrued but unpaid dividends beginning immediately after issuance of shares of Series A Preferred Stock. Without the written consent of a majority of the Series A Preferred Stock outstanding, the Company may only redeem shares of Series A Preferred Stock in tranches of at least $50,000 in the aggregate based upon the Stated Value of such shares of Series A Preferred Stock. If there is more than one holder of Series A Preferred Stock and the Company desires to conduct a redemption, such redemption will be conducted on a pro rata basis among all of the holders of Series A Preferred Stock. The holders of Series A Preferred Stock will not have any right to require redemption.

Liquidation Preference

Each share of Series A Preferred Stock will have a liquidation preference equal to the Stated Value plus any accrued but unpaid dividends thereon. In the event of a liquidation, dissolution or winding up of the Company (which includes any merger, reorganization, sale of assets in which control of the Company is transferred or event which results in all or substantially all of the Company’s assets being transferred), the holders of Series A Preferred Stock shall be entitled to receive out of the assets of the Company, before any payment is made to the holders of the Company’s common stock and either in preference to or pari pasu with the holders of any other series of preferred stock that may be issued in the future, a per share amount equal to the liquidation preference.

The summary of the material provisions of the Certificate of Designations is qualified in its entirety by reference to the complete text of the Certificate of Designations, which is referenced as Exhibit 3.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

3.1	Certificate of Designations, Preferences and Rights of Series A Preferred Stock
99.1	Press Release dated July 5, 2017

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Biolife Solutions, Inc.

Date: July 5, 2017	By:	/s/ Roderick de Greef
Name: Roderick de Greef Title: Chief Financial Officer